AMENDED AND RESTATED
                              TERMINATION AGREEMENT

         THIS AMENDED AND RESTATED TERMINATION AGREEMENT is effective as of the 3rd day of April, 2001, and is by and among PEASE OIL AND GAS COMPANY, a Nevada corporation ("Pease"), its to-be-formed wholly-owned Delaware subsidiary CPI ACQUISITION CORP. ("Acquisition Corp."), CARPATSKY PETROLEUM INC., a corporation organized under the laws of the Province of Alberta, Canada ("Carpatsky") and BELLWETHER EXPLORATION COMPANY, a Delaware corporation ("Bellwether"), and is made with reference to the following agreed facts:

1. Pease, Acquisition Corp. and Carpatsky entered into an Agreement and Plan of Merger, dated August 31, 1999 ("Merger Agreement");

2. Pease, Acquisition Corp. and Carpatsky entered into the First Amendment to Merger Agreement, dated January 3, 2000 ("First Amendment");

3. Pease, Acquisition Corp. and Carpatsky negotiated but did not finalize an Amended and Restated Agreement and Plan of Merger, to be dated as of August 11, 2000 ("Amended Merger Agreement");

4. Pease, Acquisition Corp., Carpatsky and Bellwether then agreed to terminate the Merger Agreement and the First Amendment and to abandon and not finalize the Amended Merger Agreement, to terminate and release the obligations of the parties under the Merger Agreement, the First Amendment and the Amended Merger Agreement (all of which are collectively referred to as the "Merger Agreements"), including any obligations or liabilities of any party hereto which may have been deemed to have arisen under the Merger Agreements, in accordance with the terms and agreements of that certain document entitled Termination Agreement dated the 7th day of November, 2000, between Pease, Acquisition Corp., Carpatsky and Bellwether ("Original Termination Agreement");

5. Pursuant to the Original Termination Agreement, Carpatsky paid $80,000 to Pease in full satisfaction of the obligations of Carpatsky to Pease for bookkeeping and accounting services provided by Pease for Carpatsky through November 7, 2000. By payment of such amount, that certain Agreement, dated October 1, 1999 terminated and Carpatsky and Pease have each released the other from and against any and all obligations thereunder; and

6. Because certain of the agreements set forth in the Original Termination Agreement could not be timely performed, Pease, Acquisition Corp., Carpatsky and Bellwether hereby agree to amend and restate the Termination Agreement in accordance with the terms and agreements set forth hereinbelow.

     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto agree as follows:

1. Termination of Agreements. The Merger Agreement, the First Amendment and the Amended Merger Agreement shall each be terminated, and such terminations shall be deemed to be terminations by mutual consent of the parties. Subject to the signature and completion of this agreement, no party shall have any right against any of the other parties to the Merger Agreements or Bellwether as a result of the termination of the Merger Agreements, including any obligations or liabilities of any party which may be deemed to have arisen under the Merger Agreements. Each party shall bear its own costs incurred through the date hereof.

2. Release. Pease and Acquisition Corp., on the one hand, and Carpatsky and Bellwether, on the other hand, hereby release, acquit and forever discharge each other, including their officers, directors, employees, agents, successors, predecessors, assigns, parents, subsidiaries, affiliates, servants, shareholders, partners, attorneys, insurers, past or present, and all persons or entities, natural or corporate, in privity with them or any of them, from any and all obligations, liabilities, claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, known or unknown, past or present, that Pease and Acquisition Corp., on the one hand, and Carpatsky and Bellwether, on the other hand, have or might have against each other arising from or relating to the Merger Agreements, including but not limited to, claims for misrepresentation, whether negligent or intentional, failure to disclose any material fact, and breach of any representation, warranty, or covenant. Pease, Acquisition Corp., Carpatsky and Bellwether hereby acknowledge and agree that (a) Bellwether is a party to and included in this release, notwithstanding the fact that Bellwether is not a party of any of the Merger Agreements, and (b) Carpatsky and Bellwether are releasing Pease and Acquisition Corp., as provided above, but are not releasing each other.

3. Promissory Note from Carpatsky to Pease. Upon acceptance and signature of this agreement by the parties, and as additional consideration to Pease for the matters described in this agreement, effective on the date that this agreement is signed by the parties, Carpatsky shall pay and deliver to Pease the following:

     On or before April 3, 2001 Carpatsky shall deliver to Pease a convertible promissory note in the form attached hereto as Schedule I, made by Carpatsky in the amount of $180,000 payable to Pease as set forth therein. The principal balance thereof remaining unpaid shall not bear interest.


4. Payments by Bellwether to Pease. Upon acceptance and signature of this agreement by the parties, and as additional consideration to Pease for the matters described in this agreement, effective on the date that this agreement is signed by the parties, Bellwether shall deliver to Pease the following:

     Bellwether shall pay $70,000 in cash to Pease in full satisfaction of the obligations of Bellwether to Pease. Such payment shall be made to Pease on or before April 3, 2001 by wire transfer of immediately available funds pursuant to written instructions provided to Bellwether by Pease upon execution hereof. Upon receipt of such amount, Bellwether and Pease shall be deemed to have each released the other from and against any and all obligations of whatsoever nature under the Merger Agreements.

5. Authority. This agreement has been duly authorized and approved by each of Pease, Carpatsky and Bellwether. Pease confirms that Acquisition Corp. has never been formed as a corporation.

6. Acknowledgement. Pease, Acquisition Corp., Carpatsky and Bellwether acknowledge that this agreement has been carefully read, understood and considered prior to execution. Each party hereto acknowledges that it has had opportunity to discuss this agreement with counsel of its own choosing prior to execution. Each party further acknowledges that this agreement constitutes the full and complete agreement between the parties, and that in executing this agreement, no party is relying on any representation, statement or warranty not specifically set forth herein. Pease, Acquisition Corp., Carpatsky and Bellwether further agree that the terms of this agreement bind the parties hereto, their successors and assigns.

     This agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof.